                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. __)1


                         MERCURY COMPUTER SYSTEMS, INC.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
     ----------------------------------------------------------------------
                         (Title or Class of Securities)

                                  589378-10-8
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
     ----------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [_]   Rule 13d-1(d)


________________________

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                              (Page 1 of 5 Pages)

   CUSIP No. 589378-10-8              13G   Page  2  of 5 Pages

_______________________________________________________________________________
 1       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Memorial Drive Trust #04-2272266 Plan #001
_______________________________________________________________________________
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)
                                                             (A)
          N/A                                                (B)
_______________________________________________________________________________
 3       SEC USE ONLY


_______________________________________________________________________________
 4       CITIZENSHIP OF PLACE OR ORGANIZATION

         Massachusetts
_______________________________________________________________________________
                   5       SOLE VOTING POWER

   NUMBER OF               2,060,686
    SHARES        _____________________________________________________________
 BENEFICIALLY      6       SHARED VOTING POWER
   OWNED BY
     EACH                  0
  REPORTING       _____________________________________________________________
    PERSON         7       SOLE DISPOSITIVE POWER
     WITH
                           2,060,686
                  _____________________________________________________________
                   8       SHARED DISPOSITIVE POWER

                           0
_______________________________________________________________________________
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,060,686
_______________________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
_______________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         20.38%
_______________________________________________________________________________
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         EP
_______________________________________________________________________________

   CUSIP No. 589378-10-8              13G   Page  3  of 5 Pages


ITEM 1(A).     NAME OF ISSUER:

               Mercury Computer Systems, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               199 Riverneck Road
               Chelmsford, MA  01824-2820

ITEM 2(A).     NAME OF PERSON FILING:

               Memorial Drive Trust ("MDT")

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               125 CambridgePark Drive
               6th Floor
               Cambridge, MA  02140

ITEM 2(C).     PLACE OF ORGANIZATION:

               Massachusetts

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.01 par value

ITEM 2(E).     CUSIP NUMBER:

               589378-10-8


   CUSIP No. 589378-10-8              13G   Page  4  of 5 Pages
                                                 ---    -

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
ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (A)   Broker or dealer registered under Section 15 of the Act.
  (B)   Bank as defined in Section 3(a)(6) of the Act.
  (C)   Insurance Company as defined in Section 3(a)(19) of the Act.
  (D)   Investment Company registered under Section 8 of the Investment Company Act.
  (E)   Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
  (F) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
        Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).
  (G)   Parent Holding Company, in accordance with Rule 13d-1(b) (1)(ii)(G);  see Item 7.
  (H)   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4. OWNERSHIP:

  (a) Amount beneficially owned:  2,060,686 shares
  (b) Percent of class:  20.38%
  (c) Number of shares as to which such person has:

      (i)   Sole Power to vote or to direct the vote:  2,060,686 shares
      (ii)  Shared power to vote or to direct the vote:  None
      (iii) Sole power to dispose or to direct the disposition of:  2,060,686 shares
      (iv)  Shared power to dispose or to direct the disposition of:  None

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
        ANOTHER PERSON:

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY:

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        Not applicable.

   CUSIP No. 589378-10-8              13G   Page  5  of 5 Pages


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February  9, 1999
                                            ---------------------------
                                                       (Date)


                                            MEMORIAL DRIVE TRUST


                                              By: /s/ R. Schorr Berman
                                                 ----------------------
                                              R. Schorr Berman
                                              Administrator and
                                              Chief Executive Officer